EXECUTION COPY
Exhibit 10.1
IOWA TELECOMMUNICATIONS SERVICES, INC.
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into this 3rd day of August, 2005, by and between IOWA TELECOMMUNICATIONS SERVICES, INC., an Iowa corporation (the “Company”) and ALAN L. WELLS, an Iowa resident (“Executive”).
WITNESSETH:
     WHEREAS, the Company is engaged in providing telecommunications services to residential and business customers; and
     WHEREAS, Executive has been employed as President and CEO of the Company pursuant to an Employment Agreement dated September 27, 1999, as amended January 1, 2000, June 29, 2000 and November 5, 2004 (the “Existing Agreement”); and
     WHEREAS, Section 19 of the Existing Agreement provides that the Company and Executive shall carry out good faith negotiations regarding the terms of a new agreement to replace the Existing Agreement.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, Executive and the Company agree as follows:
     1. Employment. The Company hereby employs Executive and Executive hereby accepts employment for a term commencing on the date hereof (the “Effective Date”), and ending December 31, 2010, at which time this Agreement shall be automatically extended for successive terms of one year each unless terminated effective at the end of the then current term by either party upon at least one hundred twenty (120) days advance written notice to the other party prior to the end of the then current term (as so extended, the “Term”); provided, however, that either Executive or the Company may terminate the employment of Executive during the Term in accordance with Section 6 and subject to the right of Executive to receive payments and other benefits that may be due pursuant to Section 8. This Agreement shall supersede and replace the Existing Agreement as of the Effective Date.
     2. Duties. Executive shall serve as President and Chief Executive Officer of the Company and shall have ultimate responsibility to the Company’s Board of Directors (the “Board of Directors”) for the strategic position of the Company in the telecommunications industry. Executive agrees to devote his full time and best efforts to the Company’s business and affairs and to the performance of the following services and such other services as may be assigned to him from time to time by the Board of Directors:
(a)	provide direction, oversight and general management to the staff of the Company and the Company’s subsidiaries;

(b)	assist the Board of Directors in development of the Company’s strategic planning through evaluation of opportunities, analysis of operational methodologies and competitive analysis;

(c)	identify, research and quantify new products and services which will assist in expanding the Company’s strategic position;

(d)	communicate regularly and effectively to the Board of Directors regarding the Company’s economic, operational and strategic position in the telecommunications industry;

(e)	the Executive shall fully comply with all applicable laws, rules and regulations, the failure to fully comply with which could reasonably be expected to have a material adverse effect upon the Company; and

(e)	perform such other duties as may be assigned by the Board of Directors which are consistent with the position of President/CEO.
Notwithstanding the above, Executive shall be free to devote reasonable time and attention to personal, public and charitable affairs so long as such activities do not interfere with his full-time employment hereunder and which do not violate any other provision of this Agreement. Executive, at all times during his employment with the Company, shall comply with the Company’s reasonable standards, regulations and policies as determined or set forth by the Board of Directors from time to time and as applicable and communicated to all employees and/or executive employees of the Company.
     3. Compensation. As compensation for all services rendered under this Agreement, Executive shall be paid the following:
(a)	Base Salary. Executive shall receive an annual base salary of not less than $350,000, retroactively effective as of February 28, 2005, subject to review at least annually by the Compensation Committee for possible increases but not reductions as provided in Section 3(d) (as so adjusted, the “Base Salary”). The Base Salary shall be payable bi-weekly or semi-monthly in accordance with the Company’s normal payroll processes and procedures.

(b)	Bonus. Executive shall receive an annual bonus equal to a percentage of Executive’s Base Salary contingent upon Executive’s attainment of at least the “threshold” level of performance goals as established by the Compensation Committee (the “Compensation Committee”) of the Board of Directors in its sole and absolute discretion. The “target” bonus shall be 100% of Executive’s Base Salary and the “maximum” bonus shall be 200% of Executive’s Base Salary (i.e. in no event shall Executive’s bonus exceed 200% of Executive’s Base Salary). One-half of such potential bonus shall be based on Company “Adjusted EBITDA” (as defined below)

performance goals to be determined by the Compensation Committee on an annual basis. If the Company’s Adjusted EBITDA is between the “threshold” and “target” levels, the Adjusted EBITDA-based portion of Executive’s bonus shall equal a pro-rated portion (on a straight line basis) of between 0% and 50% of Executive’s Base Salary. If the Company’s Adjusted EBITDA is between the “target” and “maximum” levels, the Adjusted EBITDA-based portion of Executive’s bonus shall equal a pro-rated portion (on a straight line basis) of between 50% and 100% of Executive’s Base Salary. The other half of such potential bonus shall be determined by the Compensation Committee in its sole and absolute discretion. For purposes of this Agreement, “Adjusted EBITDA” shall mean the Company’s earnings before income taxes, depreciation and amortization, as adjusted pursuant to the same formula used by the Company in connection with the bonus compensation plans of the other senior executives of the Company. The Adjusted EBITDA thresholds required to earn a bonus at each given level shall be provided to Executive no later than the first ninety (90) days of the fiscal year to which such formula relates, except that the thresholds for 2005 shall be as previously provided to Executive. The bonus for any fiscal year will be earned and accrued if Executive is employed by the Company on the last day of such fiscal year, regardless of whether Executive’s employment terminates thereafter for Disability, Good Reason or the Executive’s death.

Bonus amounts in excess of 100% of Executive’s Base Salary may, in the sole and absolute discretion of the Compensation Committee be paid in Company restricted stock valued at then current fair market value in accordance with the Company’s 2005 Equity Incentive Plan, or other equity compensation plans which may be adopted in the future, and vesting over three years as follows: 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to accelerated vesting immediately upon any of the following events: (i) if Executive’s employment with the Company is terminated by the Company without “Cause” (as defined in Section 6), (ii) if Executive’s employment with the Company is terminated due to Executive’s death or “Disability” (as defined in Section 7), (iii) if Executive’s employment with the Company is terminated by Executive for “Good Reason,” or (iv) if the Term shall expire because the Company has given notice of nonrenewal pursuant to Section 1 hereof. The date of grant of each such restricted stock grant will be the last day of the fiscal year of the Company to which the bonus amount in excess of 100% of Base Salary relates. Unless and until such shares of restricted stock are forfeited, dividends payable to common shareholders of record of the Company on or after the grant date of such restricted stock shall be paid to Executive whether or not such shares are vested.

(c)	Restricted Stock. Executive shall receive, upon the Effective Date, a one-time grant of 100,000 shares of restricted stock under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) vesting over five years as follows: 25% on April 1, 2007; 25% on April 1, 2008; 25% on April 1, 2009; and 25% on April 1, 2010, subject to accelerated vesting immediately upon any of the following events: (i) if Executive’s employment with the Company is terminated by the Company without Cause in connection with a “Change of Control” (as defined below), or (ii) if Executive’s employment is terminated by Executive for Good Reason in connection with a Change of Control; provided that, if another Company executive receives a restricted stock grant under the 2005 Plan that accelerates upon such executive’s death or disability, then Executive’s restricted stock grant under this Section 3(c) shall also accelerate upon the occurrence of the same such event(s) with respect to Executive.

For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power (with respect to the election of directors) of the Company’s then outstanding securities; (2) at any time after the execution of this Agreement, individuals who as of the date of the execution of this Agreement constitute the Board of Directors (and any new director whose election to the Board or nomination for election to the Board by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the members of the Board of Directors then still in office) cease for any reason to constitute a majority of the Board; (3) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or a parent company of the surviving entity) more than 50% of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity or parent company thereof outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business or assets. For purposes of this Agreement, termination of Executive’s employment shall be considered “in connection with” a Change of Control if such termination occurs (i) upon or within 12 months after a Change of Control, (ii) after the Company enters into an agreement for a transaction, the consummation of which would result in a Change of Control, and before termination or expiration of such agreement, or (iii) after a third party announces a tender or exchange offer or proxy contest that, if completed, would result in a Change of Control and before expiration or termination of such offer or contest.

(d)	Review of Base Salary and Restricted Stock. The Compensation Committee will review and evaluate, in its sole and absolute discretion, increases to the Executive’s Base Salary and potential additional grants to Executive under the Company’s 2005 Stock Incentive Plan, or other equity compensation plans which may be adopted in the future, on an annual basis. Without limitation of the Compensation Committee’s discretion, such review is expected to consider factors including Executive’s contributions to the success and prosperity of the Company during the previous year, the then current and projected financial condition of the Company, general economic and market conditions, and the need to remain competitive with regard to compensation for senior executives within the telecommunications industry.
     4. Business Expense Reimbursement. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by the Company for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by the Company from time to time) in the performance of his duties and responsibilities under this Agreement, including expenditures for professional meetings, seminars, training, business travel and membership at the Embassy Club or similar business luncheon club; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and the Company’s policies and procedures.
     5. Employee Benefits. The Company shall provide such pension, life insurance, disability insurance, health insurance and other benefits, including a deferred compensation plan, to Executive as the Company provides for the Company’s senior executive officers generally, including the following:
(a)	Vacation. Executive shall receive five weeks’ paid vacation each year, plus all holidays in accordance with the Company’s policies in effect from time to time. Executive shall not be entitled to carry unused vacation forward from one Employment Year to the next. Executive shall not be entitled to compensation in any form in lieu of use of vacation and/or holiday time off.

(b)	Vehicle. Executive shall be entitled to the use of a leased or Company-owned vehicle. Executive may select a new car not more frequently than every three years. Any new car selected by Executive shall have a cost not materially greater than the then current cost of a new car that is of comparable make and model to Executive’s current car provided by the Company. Executive may use the vehicle for personal as well as business purposes, and Executive’s spouse may also use and operate the vehicle. Executive shall assume any tax liability arising from non-business use.

Executive shall maintain the vehicle in accord with the manufacturer’s or lessor’s maintenance schedule, and the Company shall pay all costs associated with required maintenance, repair and use of the vehicle.

(c)	401(k) Plan. Executive shall be entitled to participate in the Company’s 401(k) defined contribution pension plan up to the amounts permitted by applicable laws.

(d)	Deferred Compensation Plan. In accordance with the Company’s Deferred Compensation Plan, for each calendar year during the Term, the Company will credit Executive’s deferred compensation account with the difference between 3% of Executive’s base salary and annual cash bonus compensation for that calendar year, and the amount of the Company’s contributions (other than matching contributions and elective deferrals) made to Executive’s account under the Iowa Telecom Savings Plan for that calendar year. In addition, the Company shall also credit Executive’s deferred compensation account with the matching contribution that Executive would have received if Executive’s deferrals under the Company’s Deferred Compensation Plan had instead been made to the Iowa Telecom Savings Plan, without regard to the annual compensation limits then in effect under Code section 401(a)(17) or any other Code section or rule. Furthermore, the Company will also credit Executive’s deferred compensation account in a dollar amount equal to five percent (5%) of the sum of Executive’s base salary and annual cash bonus. Such deferrals shall all be credited to Executive’s deferred compensation account during the year in accordance with the Company’s payroll cycles, and shall vest immediately. The Company will use reasonable efforts to modify the foregoing features of the Deferred Compensation Plan as may be necessary to comply with Section 409A of the Internal Revenue Code and authorities promulgated pursuant thereto, provided, however, that no such amendment shall make the economic benefits of the plan less favorable to Executive except as required by law.

(e)	Limit on Other Compensation. Notwithstanding the foregoing, the amount of the Company’s matching or discretionary contributions for Executive’s account under the Company’s defined contribution pension plans and deferred compensation plans shall not exceed $100,000 per year.
     6. Termination.
               (a) Termination for Cause. The Company shall have the right to terminate Executive’s employment for “Cause,” effective upon approval by the Company’s Board of Directors pursuant to Section 20 and upon thirty (30) days written notice to Executive. Such notice shall state in reasonable detail the nature of the Cause, and, if such stated Cause is of the type described in clauses (iii) or (vi) below, during such thirty day period Executive shall have the opportunity to cure the stated Cause. Unless Executive cures such stated Cause described in clauses (iii) or (vi) below, Executive’s employment shall terminate at the end of such thirty-day period, but without prejudice to Executive’s right to contest the existence of such Cause or to contest the fact that the Cause has not been cured. For the purposes of this Agreement, “Cause” shall mean only:
(i)	a conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony or involving moral turpitude, or any bar against Executive from serving as a director, officer or employee of any publicly-traded company;

(ii)	any act of dishonesty either involving his employment or which is harmful to the Company or any subsidiary, or to employees of the Company or any subsidiary;

(iii)	any failure of Executive to materially comply with this Agreement or with the reasonable policies, regulations and directives of the Company as in effect from time to time;

(iv)	any act or omission on the part of Executive which is clearly and materially harmful to the reputation or business of the Company, including, but not limited to, conduct which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of the Company’s employees;

(v)	any material violation by Executive of the provisions of any confidentiality and/or non-compete agreement between the Company and Executive; or

(vi)	any willful failure to perform the duties described in Section 2 hereof, unless occasioned by illness, injury or “Disability” as defined in Section 7.
          (b) Termination for Convenience. The Company shall have the right to terminate Executive’s employment for convenience and without Cause, effective upon thirty (30) days written notice to Executive.
          (c) Resignation for Good Reason. Executive shall have the right to terminate his employment with the Company for “Good Reason,” effective upon thirty (30) days written notice to the Company. Such notice shall state in reasonable detail the nature of the Good Reason and, during such thirty-day period, the Company shall have the opportunity to cure the stated Good Reason. Unless the Company cures such stated Good Reason, Executive’s employment shall terminate at the end of such thirty-day period, but without prejudice to the Company’s right to contest the existence of such Good Reason or to contest the fact that the Good Reason has not been cured. Any such resignation shall be for “Good Reason” only if due to one or more of the following circumstances:

(i)	failure by the Company to pay any amount that is due under this Agreement or to take any action that is required under this Agreement;

(ii)	any action that materially diminishes Executive’s position, authority, duties or responsibilities as Chief Executive Officer of the Company (or of the ultimate parent company in an unbroken chain of companies ending with the Company, each company other than the ultimate parent owning stock possessing fifty percent or more of the total combined power of all classes of stock in one of the other companies in the chain);

(iii)	any requirement that Executive regularly render his services at a location other than one that is within forty-five (45) miles of Des Moines, Iowa, other than necessary business travel occasioned by the performance of the duties described in Section 2; provided, however, that Executive may refuse to render his services from such other location and need not actually render his services from such other location in order to invoke the protection of this clause (iii), it being sufficient that the Company has required the Executive to perform his services from such other location; or

(iv)	any reduction in Executive’s Base Salary or in the bonus plan described in Section 3(b) of this Agreement, or any substantial reduction in the aggregate value of the Company’s non-stock related benefit plans provided to Executive.
Any of the foregoing reasons may be waived by Executive. If Executive does not resign for Good Reason within three (3) months after the later of the date Executive acquires actual knowledge of the occurrence of any of the foregoing reasons or the effective date of the change giving rise to Good Reason (e.g. in the case of clause (ii), the effective date of a diminishment in responsibilities, or in the case of clause (iii), the date as of which Executive is required to actually begin performing his services from another location), such Good Reason, but only as to such specific event, shall be deemed waived.
          (d) Resignation for Convenience. Executive shall have the right to terminate his employment for convenience and without Good Reason, effective upon thirty (30) days written notice to the Company.
          (e) Death. This Agreement shall terminate immediately upon Executive’s death.
          (f) Return of the Company Property. In the event of termination of Executive’s employment with the Company, all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of the Company which is in

Executive’s possession (and any copies thereof) shall be returned to the Company at its principal business office on the date of termination of Executive’s employment, or within five days thereafter if termination occurs without notice.
          (g) Effect of Termination of Employment. Upon any termination of employment (regardless of the reason including by way of death or Disability), Executive shall be entitled to prorated Base Salary earned and unpaid to the effective date of such termination and reimbursement of expenses incurred to the date of termination pursuant to Section 4 hereof. Any rights to which Executive may be entitled under any compensation or benefit plans maintained by the Company shall be governed by such plans. If such termination is by the Company without “Cause” or by Executive for “Good Reason,” Executive shall also receive (i) any earned, accrued, and unpaid bonus for a prior completed fiscal year, and (ii) a bonus for the year of termination based on actual results for the year, but prorated based on days of employment during the year. Except for any other rights specifically provided in this Agreement, Executive shall have no further rights to any compensation whatsoever under this Agreement from and after the effective date of such termination of employment.
     7. Disability.
          (a) Subject to Subsection 7(f) below, if Executive is unable to substantially perform the majority of the duties of the President/CEO for more than one hundred eighty (180) consecutive calendar days at any one time, by reason of physical or mental illness or injury, as determined by an examining physician or mental health professional selected by the Executive and reasonably acceptable to the Company, then Executive shall be deemed “Disabled” and subject to a Disability for the purposes of this Agreement. In such event, Executive’s employment shall be terminated. Notwithstanding anything herein to the contrary, such 180 calendar day period shall begin to run from the date such disability is determined to have occurred, regardless of whether Executive has any unused vacation. Executive shall not be entitled to any payments for unused vacation in conjunction with the application of this Section 7, except to the extent any leave taken by Executive under this Section 7 qualifies as a leave under the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq., in which event Executive may choose to use unused vacation instead of disability under this Section 7. If Executive exercises such right, any unused vacation taken shall offset any period of disability leave that otherwise would have been paid under this Section 7.
          (b) If prior to any termination of Executive’s employment under this Section 7 Executive is able to resume performance of his duties under this Agreement, and if within one hundred eighty (180) calendar days of the resumption of such duties Executive is again unable to substantially perform the majority of the duties of the President/CEO by reason of physical or mental illness or injury for a period of more than thirty (30) consecutive calendar days, then such subsequent disability period shall be deemed to be a continuation of the immediately preceding disability period.
          (c) Any disability period commencing after Executive has returned to his employment hereunder and has given reasonable and proper attention to his duties for a continuous period of 180 calendar days shall be deemed a new period of disability for purposes of this Section 7.

          (d) Any disability compensation payable under this Section 7 shall be reduced by:
(i)	any amount which is paid to Executive under any private disability benefit plan or arrangement to which the Company contributes or has contributed;

(ii)	any benefits paid or payable to Executive on account of the disability of Executive under any worker’s compensation law, occupational disease law, or similar legislation of any state or of the federal government; and

(iii)	50% of the amount of any related benefit which Executive would be entitled to receive under the Federal Social Security Act as in effect at the time the payment hereunder is made.
          (e) In the event of Executive’s partial disability (physical or mental, or both), as determined by a reasonable standard to be set by the Company, if Executive is able to perform a substantial portion of Executive’s duties, Executive may, if Executive so desires, with the consent of the Company, work part-time on a basis of compensation and other terms mutually acceptable to the Company and Executive. In considering any request by Executive to work part-time, the Company may require information from Executive’s treating physician and/or mental health professional and/or a physician and/or mental health professional chosen by the Company.
          (f) The Company shall comply with all applicable state and federal laws relating to the disability of an employee, including laws regarding reasonable accommodation requirements and laws governing the granting of medical leaves of absence.
     8. Severance. In the event of Executive’s Severance during the Term, in consideration of Executive’s obligations under Section 11 (Non-Compete), Executive shall continue to receive his Base Salary plus “target” bonus pursuant to Section 3(b) for a period of twenty-four (24) months and be provided COBRA coverage for two years after the date of such Severance. Notwithstanding the foregoing, payments hereunder for the first six (6) months following such Severance shall be deferred until the completion of such six month period and then shall be paid in an immediate lump sum, if and to the extent required to avoid a failure under Section 409A(a)(1)(a)(i) of the Internal Revenue Code and authorities promulgated pursuant thereto. For purposes of this Agreement, “Severance” shall mean Executive’s resignation for “Good Reason” or discharge from employment by the Company for any reason other than “Cause”, death or “Disability”. “Severance” shall not include Executive’s resignation without “Good Reason” or expiration of the Term. All payments made to Executive under this Section 8 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to the Company by Executive for any amounts advanced, loaned or misappropriated.

     9. Inventions, Plans and Ideas.
          (a) “Inventions, plans and ideas” as used in this Section 9 means any discoveries, ideas, plans and improvements (whether or not they are in writing or reduced to writing or embodied solely in practices of the Company) or works of authorship (whether or not they are or can be patented or copyrighted) that Executive makes, authors or conceives (either alone or with others) and that:
(i)	concern the Company’s business or the Company’s research or development or planning that can be demonstrated to relate to the Company’s then-current business or any planned business which the Company is actively exploring; or

(ii)	result from and relate to any work Executive performs for the Company; or

(iii)	use the Company’s trade secret information.
          (b) Executive agrees that all “inventions, plans and ideas” he makes during the term of this Agreement will be the Company’s sole and exclusive property. Executive will, with respect to any such “invention, plan or idea”:
(i)	keep current, accurate and complete records which will belong to the Company and be kept and stored on the Company’s premises while Executive is employed by the Company.

(ii)	promptly and fully disclose the existence and describe the nature of the invention, plan or idea to the Company in writing (upon request).

(iii)	assign, and Executive hereby does assign, to the Company all of his rights to any such “invention, plan or idea” and any applications which he may make for patents, copyrights, trademarks or service marks in any country.

(iv)	acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s reasonable opinion, to preserve property rights in any invention, plan or idea against forfeiture, abandonment or loss, and to obtain and maintain letters patent and/or copyrights and/or marks on any invention, plan or idea and to vest the entire right and title to such “invention, plan or idea” in the Company.
          (c) Executive does not have, and will not assert, any claims to or rights under any “inventions, plans or ideas” as having been made, conceived, offered or acquired by Executive prior to his employment by the Company. Further, and without limiting the foregoing, Executive has contributed and assigned, and hereby does contribute and assign, to the Company all “inventions, plans and ideas” within the meaning of this Section 9.
     10. Confidentiality and Non-Disclosure. Executive agrees to keep confidential, except as may be required by his job responsibilities or as the Company may otherwise consent in writing, and not to make any use of, except for the benefit of the Company, at any time either during or subsequent to Executive’ employment, any trade secrets or other confidential information of the Company that Executive may produce, obtain or otherwise acquire during the course of his employment. Upon termination of Executive’s employment with the Company, Executive shall return to the Company all records of such trade secrets or confidential information, including copies thereof in Executive’ possession, whether prepared by Executive or others. The provisions of this Section 10 shall not apply to any of the following: (a) information that, at the time it was disclosed by the Company, was in the general public knowledge; (b) information that, after being disclosed by the Company, becomes in the general public knowledge other than through Executive’s unauthorized disclosures; (c) information in Executive’s possession at the time the information was disclosed by the Company; (d) information received in good faith by Executive independently from a third party; and (e) information independently developed by Executive other than in the course of Executive’s employment.
     11. Non-Compete.
          (a) Executive agrees that during his employment with the Company and for a period of twenty-four months after the termination of Executive’s employment for any reason, Executive will not, directly or indirectly:
(i)	engage in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in the business of providing local exchange telecommunications services, long distance or Internet access in the State of Iowa or any local telephone exchange area in which the Company provides local exchange services;

(ii)	in any way interfere or attempt to interfere with the Company’s relationships with any of the Company’s then-current customers with the Company has had material contact within the last year, suppliers, vendors or investors; or

(iii)	employ or attempt to employ any of the Company’s employees, or the employees of any enterprise managed or owned by the Company, on behalf of any other entity competing with the Company;
Notwithstanding the foregoing, (A) if Executive’s employment is terminated upon expiration of the Term, then the restriction in clause (i) above shall apply for a period of six months after termination of Executive’s employment and the restrictions in clause (ii) and (iii) above shall apply for a period of twenty-four months after termination of Executive’s employment, and (B) if Executive’s employment continues on an “at-will” basis following expiration of the Term, the restrictions in clause (i), (ii) and (iii) above shall apply for a period of six months after termination of Executive’s employment.
          (b) If it is determined by a final non-appealable judgment of a court of law or equity that Executive has breached this Section 11, the Company shall be relieved of further severance payments to Executive pursuant to Section 8, and Executive shall repay to the Company all severance payments previously received pursuant to Section 8.
          (c) Executive will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of this Section 11 if Section 11 remains in effect pursuant to the terms of this Agreement as of the first day of Executive’s employment with the new employer.
     12. Enforcement of Confidentiality and Non-Compete Covenants. The parties acknowledge that the Company will suffer irreparable harm if the Executive breaches Sections 9, 10 or 11 of this Agreement, either during or after its term. Accordingly, the Company shall be entitled to any right or remedy it may have, under this Agreement or otherwise, at law or equity, including but not limited to an injunction, enjoining or restraining Executive from any violation of Sections 9, 10 or 11 of this Agreement, without any requirement that the Company post a bond or other security. However, such right of equitable relief shall not be construed to be in lieu of any other rights, including, but not limited to, the right to seek a remedy at law for damages plus costs and reasonable attorney fees.
     13. Survival of Obligations. Executive’s obligations under Sections 6(f), 9, 10 and 11 shall not be terminated upon termination or expiration of this Agreement or of Executive’s employment for any reason. The Company’s obligations under Sections 6(g), 8, 14 and 21 shall not be terminated upon termination or expiration of this Agreement or of Executive’s employment for any reason.
     14. Director and Officer Insurance and Indemnification. The Company shall procure and maintain in force during the Term of this Agreement Director and Officer liability insurance in such amount or amounts as the Company may determine, which insurance shall include coverage of the office of the President/CEO. The Company shall indemnify Executive to the maximum extent authorized by the provisions of the Iowa Business Corporation Act. In the event that the Company and Executive enter into a separate agreement relating to indemnification, during the period of time that such agreement remains in effect the provisions of this Section shall be superseded thereby to the extent such agreement gives Executive greater rights; provided, however there shall be no obligation of the Company to enter into such separate indemnification agreement.
     15. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) hand delivered, (ii) sent by registered or certified mail, return receipt requested, or (iii) sent by overnight courier requiring signature for delivery to the Company or Executive, as appropriate, at the following addresses:

If to the Company:	General Counsel
Iowa Telecommunications Services, Inc.
115 S. Second Avenue West
Newton, IA 50208

If to Executive:	Alan L. Wells
8000 Tiburon Place
Johnston, Iowa 50131
The parties shall notify each other in writing of any changes in the notification addresses at the time such changes occur.
     16. Assignment. This Agreement shall inure to the benefit of any be binding upon the Company, and the Company’s legal successors. Executive shall not have any right to assign or delegate his obligations under this Agreement.
     17. Modification. This Agreement shall not be changed, modified or amended in any respect except by a written instrument signed by both parties. All prior employment discussions, negotiations and employment agreements between the Company and Executive, whether written or oral, are hereby terminated and superseded in their entirety by this Agreement.
     18. Choice of Law. This Agreement shall be governed by the applicable laws of the State of Iowa.
     19. Savings Clause. Any provision of this Agreement which is held by any court having jurisdiction of the Parties and this subject matter to be unlawful shall be modified and made lawful by such court to the extent permitted by law, and in accordance with the decisions of Iowa courts.
     20. Action by Board of Directors. Any action required by the Company’s Board of Directors under this Agreement may be taken by the affirmative vote of a majority of the members of the Board, or of a duly authorized committee having authority over the matter in question, present at a meeting thereof, not counting Executive; provided that termination for “Cause” pursuant to Section 6(a) shall require the approval of two-thirds of the members of the Board of Directors present at a meeting thereof, not counting Executive.
     21. Legal Fees. The Company shall reimburse Executive’s reasonable legal fees and expenses incurred in negotiating and documenting this Agreement. In the event of any dispute between Executive and the Company following a Change of Control of the Company, the Company shall reimburse Executive for attorney’s fees and expenses reasonably incurred by Executive in such dispute in connection with those issues upon which Executive is determined to have prevailed upon the merits.

     IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties effective as of the day and year first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:

Its:

ALAN L. WELLS